Exhibit 99.1

MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Paula Perry
(877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC APPROVED FOR LISTING ON NASDAQ
Announces Fourth Quarter and Year-End Conference Call

ST.  PAUL, February 8, 2006, – MEDTOX Scientific, Inc. (AMEX-TOX), today announced that it has been approved to list its common shares on the NASDAQ National Market and that its Board of Directors has approved the decision to move the listing from the American Stock Exchange to NASDAQ National Market. MEDTOX will commence trading on NASDAQ on Thursday, February 16, 2006, under the ticker symbol MTOX.

“We believe that the NASDAQ National Market will not only provide more recognition for our Company in the investment community, but increase liquidity and enhance value for our shareholders,” said Richard J. Braun, president and CEO of MEDTOX Scientific, Inc. “We have been pleased with our relationship with the American Stock Exchange staff and have appreciated their professionalism.”

MEDTOX will hold a teleconference to discuss fourth quarter and year-end results on Wednesday, March 1, at 9:30 a.m. Central Time (10:30 a.m. Eastern). During the conference call the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously. MEDTOX is scheduled to release financial results for the quarter at approximately 6:00 a.m. Central Time on March 1.

Dialing 800-387-5648 a few minutes prior to the scheduled start time on March 1 will access a listen-only broadcast of the teleconference. International callers may access the call by dialing (706) 634-5527. Callers should ask for the MEDTOX quarterly conference call, hosted by Richard Braun, president and CEO of MEDTOX.

A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section at www.medtox.com. An audio replay of the conference call will be available through March 8 by dialing 800-642-1687, conference ID# 5335103. International callers may access the replay at 706-645-9291, with the same conference ID# 5335103.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection (POC) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. For more information see www.medtox.com.